RSM Betty & Dickson (Cape Town)
Chartered Accountants (SA)
15 Greenwich Grove, Station Road,
Rondebosch, Cape Town, 7700
PO Box 578, Rondebosch. 7701
Docex 7, Rondebosch
T: +27 21 686 7890 F: +27 21 686 7888
E: maildJct.rsmbd.co.za
www.rsmbettyanddickson.co.za

November 2, 2012

Office of the Chief Accountant

Securities and Exchange Commission

460 fifth Street N.W.

Washington, DC 20549

Dear Sirs

RE:	CHANTICLEER HOLDINGS, INC
Commission File Number: 0-28218

We have received a copy of, and are in agreement with, the statements being made by Chanticleer Holdings, Inc. in Item 4.01 of its form 8-K/a dated November 2, 2012, captioned "Change in Registrant's Certifying Accountant".

We hereby consent to the filing of this letter as an exhibit to the foregoing report on form 8-K/a.

Yours faithfully

RSM Betty & Dickson (Cape Town)

RSM Betty & Dickson (Cape Town), Practice No. 958069, is a member of the RSM network. Each member of the RSM network is an independent accounting and advisory firm which practises in its own right The RSM network is not itself a separate legal entity in any jurisdiction. The South African member firms of the RSM network practise independently from each other in Cape Town, Durban, Johannesburg and Tshwane.	Partners: P D Schulze PG Dip Tax Law CA(SA) RA AC Galloway Bsc Mech Eng CA(SA) RA L E Rodger CA(SA) RA	M G 0 de Faria CA(SA) RA E Gerber CA(SA) RA